                                                                   EXHIBIT 99(b)


                   McNair, McLemore, Middlebrooks & Co., LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
              A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                  389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                        POST OFFICE BOX ONE

MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                           (912) 746-6277
RAY C. PEARSON, C.P.A.                                        FAX (912) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.                              1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.                              POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.                                         PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.                                     (912) 987-0947
HOWARD S. HOLLEMAN, C.P.A.                                    FAX (912) 987-0526
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.

                               January 24, 1997



                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
SNB Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                         /s/ McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP
                         ---------------------------------------------
                             McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                      ASSETS

                                                          1996           1995
                                                    --------------  -------------
CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS    $  5,488,508   $  3,852,830
                                                    --------------  -------------
FEDERAL FUNDS SOLD                                       4,980,000      1,780,000
                                                    --------------  -------------
INVESTMENT SECURITIES                                   32,655,569     34,439,849
                                                    --------------  -------------
LOANS                                                   86,421,730     64,586,110
 Allowance for Loan Losses                              (1,383,127     (1,127,609)
 Unearned Interest and Fees                               (174,978       (185,993)
                                                    --------------  -------------
                                                        84,863,625     63,272,508
                                                    --------------  -------------
PREMISES AND EQUIPMENT                                   2,533,931      2,442,771
                                                    --------------  -------------
OTHER REAL ESTATE (NET OF ALLOWANCE OF $6,750 IN
  1996 AND 1995)                                           323,966        362,974
                                                    --------------  -------------
OTHER ASSETS                                             3,239,884      1,415,226
                                                    --------------  -------------
TOTAL ASSETS                                          $134,085,483   $107,566,158
                                                    ==============  =============




     The accompanying notes are an integral part of these balance sheets.

                         SNB BANCSHARES, INC. AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31



                         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               1996          1995
                                                         --------------  -------------

DEPOSITS
  Noninterest-Bearing                                      $ 20,950,094   $ 14,244,767
  Interest-Bearing                                           92,081,567     78,723,739
                                                         --------------  -------------
                                                             113,031,66      92,968,506
                                                         --------------  -------------
BORROWED MONEY
  Demand Notes to U.S. Treasury                                 467,945        933,639
  Other Borrowed Money                                        3,671,800      3,740,600
                                                         --------------  -------------
                                                              4,139,745      4,674,239
                                                         --------------  -------------
OTHER LIABILITIES                                             1,981,625      1,497,738
                                                         --------------  -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $1 a Share; Authorized
    5,000,000 Shares, Issued and Outstanding 1,654,852
    and 600,000 Shares, Respectively                          1,654,852        600,000
  Paid-In Capital                                             9,312,662      4,500,000
  Retained Earnings                                           3,948,855      3,301,531
  Net Unrealized Gain on Securities Available for Sale,
    Net of Tax of $8,286 in 1996 and $12,438 in 1995             16,083         24,144
                                                         --------------  -------------
                                                             14,932,452      8,425,675
                                                         --------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $134,085,483   $107,566,158
                                                         ==============  =============




The accompanying notes are an integral part of these balance sheets.

                                  SNB BANCSHARES, INC. AND SUBSIDIARY
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                    FOR THE YEARS ENDED DECEMBER 31

                                                                    1996           1995        1994
                                                               ---------------  ----------  ----------
INTEREST INCOME
  Loans, Including Fees                                            $ 8,277,182  $6,382,841  $4,531,846
  Federal Funds Sold                                                   112,358     180,038      27,299
  Deposits with Other Banks                                                162       1,284       4,959
  Investment Securities
    U. S. Treasury                                                     309,433     263,889      91,641
    U. S. Government Agencies                                          947,789     770,209     653,192
    State, County and Municipal                                        512,013     408,548     275,596
  Other Investments                                                     45,233      34,520      31,782
                                                               ---------------  ----------  ----------
                                                                    10,204,170   8,041,329   5,616,315
                                                               ---------------  ----------  ----------
INTEREST EXPENSE
  Deposits                                                           4,313,570   3,512,975   1,991,167
  Federal Funds Purchased                                               12,995       3,693      15,233
  Demand Notes Issued to the U.S. Treasury                              23,970      26,538      13,844
  Mortgage Indebtedness and Obligations Under Capital Leases                 -          60         454
  Other Borrowed Money                                                 257,341     187,486      69,049
                                                               ---------------  ----------  ----------
                                                                     4,607,876   3,730,752   2,089,747
                                                               ---------------  ----------  ----------
NET INTEREST INCOME                                                  5,596,294   4,310,577   3,526,568

  Provision for Loan Losses                                            257,000     109,143     302,490
                                                               ---------------  ----------  ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  5,339,294   4,201,434   3,224,078
                                                               ---------------  ----------  ----------
NONINTEREST INCOME
  Service Charges on Deposits                                          700,074     511,535     454,480
  Other Service Charges, Commissions and Fees                          262,211     179,468     202,995
  Securities Gains                                                      24,077       2,637      22,944
  Gain from Sale of SBA Loans                                           50,000      46,142     212,565
  Other                                                                 65,129     126,923     153,138
                                                               ---------------  ----------  ----------
                                                                     1,101,491     866,705   1,046,122
                                                               ---------------  ----------  ----------
NONINTEREST EXPENSES
  Salaries and Employee Benefits                                     2,143,932   1,488,196   1,344,760
  Occupancy and Equipment                                              574,982     406,517     317,349
  Other                                                              1,392,784   1,221,827   1,119,480
                                                               ---------------  ----------  ----------
                                                                     4,111,698   3,116,540   2,781,589
                                                               ---------------  ----------  ----------
INCOME BEFORE INCOME TAXES                                           2,329,087   1,951,599   1,488,611

INCOME TAXES                                                           686,813     560,804     436,372
                                                               ---------------  ----------  ----------
NET INCOME                                                      $    1,642,274  $1,390,795  $1,052,239
                                                               ===============  ==========  ==========


The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                                             NET
                                                                                                          UNREALIZED
                                                                                                         GAIN (LOSS)
                                                                                                        ON SECURITIES
                                                                     COMMON      PAID-IN     RETAINED     AVAILABLE
                                                     SHARES          STOCK       CAPITAL     EARNINGS      FOR SALE      TOTAL
                                                  -----------   --------------  ----------  -----------  -------------  ----------
BALANCE, DECEMBER 31, 1993                            500,000       $  500,000  $4,500,000  $1,398,505                   6,398,505

  Net Unrealized Gain on Securities Available for
   Sale,                                                                                                   $   36,716
    Net of Tax, at January 1
  Net Unrealized Loss on Securities Available for
   Sale,                                                                                                     (205,020)
    Net of Tax, During 1994
  Cash Dividends                                                                              (200,000)                   (200,000)
  Net Income                                                                                 1,052,231                   1,052,231
                                                  -----------   --------------  ----------  -----------  -------------  ----------

BALANCE, DECEMBER 31, 1994                            500,000          500,000   4,500,000   2,250,736      (168,304)    7,082,432

  20% Stock Split Effected as Dividend                100,000          100,000                (100,000)
  Net Unrealized Gain on Securities Available for
   Sale,                                                                                                      192,448
    Net of Tax, During 1995
  Cash Dividends                                                                              (240,000)                   (240,000)
  Net Income                                                                                 1,390,795                   1,390,795
                                                  -----------   --------------  ----------  -----------  -------------  ----------

BALANCE, DECEMBER 31, 1995                            600,000          600,000   4,500,000   3,301,531        24,144     8,425,675

  Issuance of Common Stock                             81,400           81,400   1,668,700                               1,750,100
  100% Stock Split Effected as Dividend               681,400          681,400                (681,400)
  Issuance of Common Stock                            242,852          242,852   2,988,160                               3,231,012
  Stock Warrants Exercised                             49,200           49,200     155,802                                 205,002
  Net Unrealized Loss on Securities Available for
   Sale,                                                                                                       (8,061)
    Net of Tax, During 1996
  Cash Dividends                                                                              (313,550)                   (313,550)
  Net Income                                                                                 1,642,274                   1,642,274
                                                  -----------   --------------  ----------  -----------  -------------  ----------

BALANCE, DECEMBER 31, 1996                          1,654,852       $1,654,852  $9,312,662  $3,948,855     $  16,083    14,932,452
                                                  ===========   ==============  ==========  ===========  =============  ==========

The accompanying notes are an integral part of these statements.



                                 SNB BANCSHARES, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   FOR THE YEARS ENDED DECEMBER 31

                                                              1996           1995           1994
                                                        ---------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                              $  1,642,274   $  1,390,795   $  1,052,239
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                             237,354       196, 592        148,747
      Amortization and Accretion                               109,578         19,759         12,915
      Provision for Loan Losses                                257,000        109,143        302,490
      Deferred Income Taxes                                    (84,456)        14,263        (77,377)
      Securities Gains                                         (24,077)        (2,637)       (22,944)
      Gain from Sale of SBA Loans                              (50,000)       (46,142)      (212,565)
      (Gain) Loss on Sale of Other Real Estate                       -         (5,632)       (37,278)
      Unrealized (Gain) Loss on Other Real Estate                    -        (34,000)        40,750
      Loss on Sale of Premises and Equipment                         -          4,282              -
      Proceeds from Sale of SBA Loans                          982,096        922,840      4,251,300
      Investment in SBA Loans                                 (932,096)      (876,698)    (4,038,735)
      CHANGE IN
        Interest Receivable                                    (69,380)      (474,907)      (144,538)
        Prepaid Expenses                                       (90,945)         2,135        250,077
        Interest Payable                                        73,973        852,485          3,833
        Accrued Expenses and Accounts Payable                  112,996       (338,636)       260,390
        Other                                               (1,021,465)        32,547         64,716
                                                        ---------------  -------------  ------------

                                                             1,142,852      1,766,189      1,854,020
                                                        ---------------  -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest-Bearing Deposits in Other Banks                           -              -        100,000
  Purchase of Investment Securities Available for Sale      (9,177,429)   (14,161,045)    (1,145,315)
  Purchase of Investment Securities Held to Maturity        (1,261,907)    (4,517,414)      (467,804)
  Proceeds from Disposition of Investment Securities
    Available for Sale                                      10,374,775      2,454,169      1,975,199
    Held to Maturity                                         1,806,630        715,830        806,772
  Loans to Customers                                       (22,048,648)   (12,381,647)   (11,494,541)
  Purchase of Software                                        (190,477)             -              -
  Purchase of Premises and Equipment                          (450,883)      (629,401)       (53,893)
  Proceeds from Disposal of Premises and Equipment                   -          1,600              -
  Other Real Estate                                            239,539        120,695        465,260
                                                        ---------------  -------------  ------------

                                                           (20,708,400)   (28,397,213)    (9,814,322)
                                                        ---------------  -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Interest-Bearing Customer Deposits                        13,357,828     24,598,294      6,453,090
  Noninterest-Bearing Customer Deposits                      6,705,328      1,161,386      3,879,465
  Demand Note to the U.S. Treasury                            (465,694)       394,769       (177,018)
  Payments on Obligations Under Capital Leases                       -              -        (40,282)
  Issuance of Common Stock                                   5,186,114              -              -
  Dividends Paid                                              (313,550)      (240,000)      (200,000)
  Federal Funds Purchased                                            -              -     (1,185,000)
  Note to the Federal Home Loan Bank                                 -      1,425,000      2,025,000
  Repayments on Notes to Federal Home Loan Bank                (68,800)       (12,800)       (11,600)
  Mortgage Indebtedness on Other Real Estate                         -         (6,144)        (1,342)
                                                        ---------------  -------------  ------------

                                                            24,401,226     27,320,505     10,742,313
                                                        ---------------  -------------  ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                    4,835,678        689,481      2,782,011

CASH AND CASH EQUIVALENTS, BEGINNING                         5,632,830      4,943,349      2,161,338
                                                        ---------------  -------------  ------------

CASH AND CASH EQUIVALENTS, ENDING                         $ 10,468,508   $  5,632,830   $  4,943,349
                                                        ===============  =============  ============

The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of SNB Bancshares, Inc. and its wholly-owned subsidiary, Security National Bank (the Bank) located in Macon, Georgia. All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the Bank classifies its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1996 and 1995. Realized and unrealized gains and losses are determined using the specific identification method.

LOANS

Interest income on loans is recognized using the effective interest method on all loans except for certain installment add-on loans. Interest on these loans is recognized using the rule of 78's, which results in no material difference from the use of the effective interest method.

Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Security National Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:


       DESCRIPTION         LIFE IN YEARS     METHOD
-----------------------  ---------------  -------------

Banking Premises                30         Straight-Line

Furniture and Equipment        5-25        Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

OTHER REAL ESTATE

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.

(2)  CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

Components of cash and balances due from depository institutions are as follows as of December 31:


                                                                                    1996           1995
                                                                              ---------------   -----------
Cash on Hand and Cash Items                                                        $1,136,379    $   674,861
Noninterest-Bearing Deposits with Other Banks                                       4,352,129      3,177,969
                                                                               --------------   ------------

                                                                                   $5,488,508    $ 3,852,830
                                                                               ==============   ============

As of December 31, 1996, the Bank had required deposits with the Federal Reserve of $3,000.

(3)  INVESTMENT SECURITIES

Investment securities as of December 31, 1996 are summarized as follows:

                                                                                               GROSS        GROSS
                                                                                AMORTIZED    UNREALIZED   UNREALIZED        FAIR
                                                                                   COST        GAINS        LOSSES         VALUE
                                                                             --------------  ----------  -------------  ------------

SECURITIES AVAILABLE FOR SALE

U.S. Treasury                                                                   $ 4,038,805    $ 31,228                  $ 4,070,033
U.S. Government Agencies
  Mortgage Backed                                                                   397,156      16,701                      413,857
  Other                                                                          15,964,313      48,605    $ (179,278)    15,833,640
State, County and Municipal                                                       4,759,315     109,184        (2,071)     4,866,428
Federal Reserve Stock                                                               181,200                                  181,200
Federal Home Loan Bank Stock                                                        517,200                                  517,200

                                                                             --------------  ----------  -------------  ------------
                                                                                $25,857,989    $205,718    $ (181,349)   $25,882,358
                                                                             ==============  ==========  =============  ============


SECURITIES HELD TO MATURITY


U.S. Government Agencies
  Mortgaged Backed                                                              $    56,351                $      (30)   $    56,321
  Other                                                                           1,000,000    $     45                    1,000,045
State, County and Municipal                                                       5,716,860     103,283        (3,803)     5,816,340
                                                                             --------------  ----------  -------------  ------------
                                                                                $ 6,773,211    $103,328    $   (3,833)   $ 6,872,706
                                                                             ==============  ==========  =============  ============


The amortized cost and fair value of investment securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                      SECURITIES
                                                        ---------------------------------------------------------------------------
                                                               AVAILABLE FOR SALE                           HELD TO MATURITY
                                                        -------------------------------             --------------------------------

                                                            AMORTIZED               FAIR                AMORTIZED            FAIR
                                                             COST                  VALUE                  COST             VALUE
                                                        -------------         -------------         -------------     --------------

Due in One Year or Less                                   $ 4,242,379           $ 4,249,784          $    940,000      $     941,533
Due After One Year Through Five Years                      18,402,389            18,344,543             3,209,490          3,287,578
Due After Five Years Through Ten Years                      1,712,679             1,767,120             1,922,477          1,938,396
Due After Ten Years                                           404,986               408,654               644,893            648,877
                                                        -------------         -------------         -------------     --------------
                                                           24,762,433            24,770,101             6,716,860          6,816,384

Mortgage Backed Securities                                     397,156               413,857                56,351            56,322

Federal Reserve Stock                                          181,200               181,200
Federal Home Loan Bank Stock                                   517,200               517,200
                                                        --------------        --------------        -------------     --------------
                                                          $ 25,857,989          $ 25,882,358         $  6,773,211      $   6,872,706
                                                        ==============        ==============        =============     ==============



Investment securities as of December 31, 1995 are summarized as follows:

                                                                                  GROSS                 GROSS
                                                           AMORTIZED            UNREALIZED            UNREALIZED            FAIR
                                                             COST                  GAINS                LOSSES             VALUE
                                                        -------------         -------------         -------------     --------------

SECURITIES AVAILABLE FOR SALE

U.S. Treasury                                             $ 4,982,082           $    89,163            $   (1,565)       $ 5,069,680

U.S. Government Agencies
  Mortgage Backed                                           1,133,012                33,406                                1,166,418

  Other                                                    15,986,341                89,541              (321,832)        15,754,050

State, County and Municipal                                 4,309,158               151,513                (3,644)         4,457,027

Federal Reserve Stock                                         157,200                                                        157,200

Federal Home Loan Bank Stock                                  487,200                                                        487,200

                                                        -------------         -------------         -------------     --------------


                                                          $27,054,993           $   363,623            $ (327,041)       $27,091,575

                                                        =============         =============         =============     ==============


SECURITIES HELD TO MATURITY

U.S. Treasury                                             $   496,686                                  $     (641)       $   496,045

U.S. Government Agencies
  Mortgage Backed                                             264,586           $       318                                  264,904

  Other                                                     1,000,000                                                      1,000,000

State, County and Municipal                                 5,587,002               130,647                                5,717,649

                                                        -------------         -------------         -------------     --------------


                                                          $ 7,348,274           $   130,965            $     (641)       $ 7,478,598

                                                        =============         =============         =============     ==============


Proceeds from sales of investments in debt securities were $8,306,405 in 1996, $3,169,999 in 1995 and $2,781,971 in 1994. Gross realized gains totaled $37,612, $7,117 and $25,381 in 1996, 1995 and 1994, respectively. Gross losses totaled $13,535, $4,480 and $2,437 in 1996, 1995 and 1994, respectively.

Investment securities having a carrying value approximating $4,551,000 and $1,548,000 as of December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

(4)  LOANS

The composition of loans as of December 31 are:

                                                                   1996         1995
                                                              -------------  -----------
Loans Secured by Real Estate
   Construction and Land Development                            $ 2,864,293  $ 2,847,546
   Secured by Farmland (Including Farm Residential and
     Other Improvements)                                          2,337,764    2,018,856
   Secured by 1-4 Family Residential Properties                  25,555,495   19,072,385
   Secured by Multifamily (5 or More) Residential Properties         17,530
   Secured by Nonfarm Nonresidential Properties                  31,961,212   23,646,239
Commercial and Industrial Loans (U.S. Addressees)                15,129,141   11,331,346
Loans to Individuals for Household, Family and Other
  Personal Expenditures
     Credit Cards and Related Plans                                 427,437      373,296
     Other                                                        8,128,858    5,288,710
All Other Loans                                                           -        7,732
                                                              -------------  -----------

                                                                $86,421,730  $64,586,110
                                                              =============  ===========

Loans by interest rate type are:

Fixed Rate                                                      $65,083,381  $47,357,733
Variable Rate                                                    21,338,349   17,228,377
                                                              -------------  -----------

                                                                $86,421,730  $64,586,110
                                                              =============  ===========


Impaired loans included in total loans above as of December 31 are summarized as follows:


                                             1996       1995
                                         -----------  ---------
Total Investment in Impaired Loans          $485,744   $218,103

Less Allowance for Impaired Loan Losses      119,809     98,447
                                         -----------  ---------

Net Investment                              $365,935   $119,656
                                         ===========  =========

Average Investment                          $425,840   $136,542
                                         ===========  =========

For the year ended December 31, 1996, no income was recorded on the cash basis on impaired loans. Foregone interest on impaired and other nonperforming loans approximated $66,000 in 1996, $8,122 in 1995 and $61,800 in 1994.

(5)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses are summarized below for the years ended December 31:


                                                1996         1995         1994
                                           -------------  -----------  ----------

BALANCE, BEGINNING                           $1,127,609   $1,019,613   $  742,540
  Provision Charged to Operating Expenses       257,000      109,143      302,490
  Loans Charged Off                            (200,046)     (60,191)     (77,863)
  Loan Recoveries                               198,564       59,044       52,446
                                           -------------  -----------  ----------

BALANCE, ENDING                              $1,383,127   $1,127,609   $1,019,613
                                           =============  ===========  ==========

The 1996 and 1995 allowance for loan losses presented above include an allowance for impaired loan losses which was established as of January 1, 1995. Transactions in the allowance for impaired loan losses during 1996 and 1995 were as follows:

                                                1996       1995
                                           ------------  --------

BALANCE, BEGINNING                            $ 98,447    $67,447

  Provision Charged to Operating Expenses       98,890     31,000
  Loans Charged Off                            (77,528)         -
  Loan Recoveries                                    -          -
                                           ------------  --------

BALANCE, ENDING                               $119,809    $98,447
                                           ============  ========

(6)  PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following as of December 31:

                                         1996         1995
                                   --------------  ----------

Land                                 $   531,411   $  531,411
Building                               1,226,457    1,213,677
Furniture, Fixtures and Equipment      1,829,521    1,606,311
                                   --------------  ----------

                                       3,587,389    3,351,399
Accumulated Depreciation              (1,053,458)    (908,628)
                                   --------------  ----------

                                     $ 2,533,931   $2,442,771
                                   ==============  ==========

Depreciation charged to operations totaled $237,354 in 1996, $196,592 in 1995 and $148,747 in 1994.

(7)  OTHER ASSETS

Other assets consist of the following as of December 31:

                                            1996        1995
                                       ------------  ----------

Accrued Interest Receivable              $1,162,165  $1,092,784
Net Deferred Tax Asset                      229,581     140,972
Unamortized Organization Costs               22,280      30,382
Demand Deposit Application in Process     1,227,707           -
Unamortized Software Costs                  265,445           -
Other                                       332,706     151,088
                                       ------------  ----------

                                         $3,239,884  $1,415,226
                                       ============  ==========

Organization costs totaling $40,510 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. Related amortization expense totaled $8,103 in 1996 and 1995 and $2,025 in 1994.


(8)  INCOME TAXES

The Company reports income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                        1996       1995        1994
                                    -----------  ---------  ---------

Current Federal Expense                $576,357   $546,541   $513,749
Deferred Federal Expense (Benefit)       84,456     14,263    (77,377)
                                    -----------  ---------  ---------

                                        660,813    560,804    436,372

Current State Tax Expense                26,000          -          -
                                    -----------  ---------  ---------

                                       $686,813   $560,804   $436,372
                                    ===========  =========  =========


Federal income tax expense of $660,813 in 1996, $560,804 in 1995 and $436,372 in 1994 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                             1996        1995        1994
                                        ------------  ----------  ---------

FEDERAL STATUTORY INCOME TAXES            $ 791,889   $ 663,544    $506,128
  Tax-Exempt Interest                      (160,347)   (128,602)    (91,794)
  Interest Expense Disallowance              24,469      21,153      11,500
  Premiums on Officers' Life Insurance        2,621       3,169       2,771
  Meal and Entertainment Disallowance         3,603       2,212       2,417
  Other                                      (1,422)       (672)      5,350
                                        ------------  ----------  ---------

ACTUAL INCOME TAXES                       $ 660,813   $ 560,804    $436,372
                                        ============  ==========  =========

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                                            1996        1995
                                                       ------------  ---------

DEFERRED TAX ASSETS
  Allowance for Loan Losses                              $ 321,598   $ 234,218
  Georgia Occupation and License Tax Credit                 53,581      52,639
  Other Real Estate Owned Valuation Allowance                2,295       2,295
  Valuation Allowance for Deferred Tax Assets              (23,286)    (23,207)
                                                       ------------  ---------

                                                           354,188     265,945
                                                       ------------  ---------

DEFERRED TAX LIABILITIES
  Premises and Equipment                                   (99,852)    (76,978)
  Securities Accretion                                     (16,470)    (35,557)
                                                       ------------  ---------

                                                          (116,322)   (112,535)
                                                       ------------  ---------

                                                           237,866     153,410

DEFERRED TAX LIABILITY ON UNREALIZED SECURITIES GAINS       (8,285)    (12,438)
                                                       ------------  ---------

NET DEFERRED TAX ASSET                                   $ 229,581   $ 140,972
                                                       ============  =========

(9)  DEPOSITS

Components of interest-bearing deposits as of December 31 are as follows:

                              1996         1995
                         -------------  -----------

Interest-Bearing Demand    $25,062,789  $15,257,863
Savings                      4,153,442    3,562,564
Time, $100,000 and Over     13,522,903   15,850,776
Other Time                  49,342,433   44,052,536
                         -------------  -----------

                           $92,081,567  $78,723,739
                         =============  ===========

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $12,048,000 and $10,544,000 on December 31, 1996 and 1995, respectively.

As of December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

                YEAR             AMOUNT
        -------------------  -------------

        1997                   $43,808,150
        1998                     7,583,290
        1999                     1,770,194
        2000                     9,349,326
        2001 and Thereafter        354,376
                             -------------

                               $62,865,336
                             =============

(10) OTHER BORROWED MONEY

Other borrowed money is comprised of the following as of December 31:

                                                                           1996        1995
                                                                      ------------  ----------
Advance agreements with the Federal Home Loan Bank of
 Atlanta payable in varying amounts through August 7, 2005.
 Interest at rates ranging from 5.83 percent to 7.93 percent payable under the principal reducing credit program and the fixed rate
 credit program.                                                        $3,671,800  $3,740,600
                                                                      ============  ==========


Maturities of borrowed money for each of the next five years and thereafter are as follows:

        YEAR          AMOUNT
        ----------  ----------

        1997        $1,570,500
        1998            72,000
        1999           598,600
        2000           955,500
        2001            22,700
        Thereafter     452,500
                    ----------

                    $3,671,800
                    ==========

(11) OTHER LIABILITIES

Components of other liabilities as of December 31 are as follows:

                                   1996        1995
                              ------------  ----------

Interest Payable                $1,240,085  $1,166,112
Federal Income Taxes Payable        23,706       7,612
State Income Taxes Payable          26,000           -
Accrued Expenses                   388,177     306,237
Other                              303,657      17,777
                              ------------  ----------

                                $1,981,625  $1,497,738
                              ============  ==========


(12) EMPLOYEE BENEFITS

The Bank has a 401(K) Savings Incentive and Profit Sharing Plan effective as of January 1, 1990. All employees as of the effective date were eligible to participate in the plan. Subsequently-employed persons become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $167,890 in 1996, $160,452 in 1995 and $120,543 in 1994.

(13) COMMITMENTS AND CONTINGENCIES

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $201,800 as of December 31, 1996 and $124,500 as of December 31, 1995. Unfulfilled loan commitments as of December 31, 1996 and 1995 approximated $13,215,000 and $9,606,000, respectively. No losses are anticipated as a result of commitments and contingencies.

The Bank is committed to purchase equipment approximating $610,000 during 1997.



(14) NONCOMPENSATORY STOCK OPTION PLAN

In connection with the original stock offering, the Bank issued 149,900 warrants to its organizers, interim directors and initial executive officers for the purchase of common stock. Each warrant entitled the owner to purchase one share of Bank stock at the exercise price of $10 per share until the warrant expired. Upon formation of SNB Bancshares, Inc. in a one-for-one exchange of common stock effective September 30, 1994, the outstanding warrants were transformed into entitlements to purchase an equivalent number of shares of common stock of the holding company. As a result of stock splits effected in the form of dividends, the number of outstanding warrants increased to 359,760 with an adjusted exercise price of $4.167 per share.

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which granted key officers the right to purchase shares of common stock at the price of $10.75, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

A summary of warrant and option transactions follows:

                                                     SHARES UNDER
                                             ---------------------------
                                               ORIGINAL  INCENTIVE STOCK
                                               WARRANTS      OPTIONS
                                             -----------  --------------

Granted                                         359,760           50,000
Canceled                                              -                -
Exercised                                        49,200                -
                                             -----------  --------------

Outstanding, December 31, 1996                  310,560           50,000
                                             ===========  ==============

Eligible to be Exercised, December 31, 1996     310,560                -
                                             ===========  ==============


(15) INTEREST INCOME AND EXPENSE

Interest income of $471,608, $394,240 and $269,983 from state, county and municipal bonds was exempt from regular income taxes in 1996, 1995 and 1994, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $886,601, $726,041 and $365,682 for the years ended December 31, 1996, 1995 and 1994, respectively.


(16) SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for the following were made during the years ended December 31:


                                                                                   1996        1995        1994
                                                                              ------------  ----------  ----------

Interest Expense                                                                $4,533,903  $2,878,203  $2,084,853
                                                                              ============  ==========  ==========

Income Taxes                                                                    $  721,000  $  553,400  $  113,400
                                                                              ============  ==========  ==========

Noncash investing activities for the years ended December 31 are as follows:

Acquisitions of Real Estate Through
  Foreclosure                                                                   $  200,531  $  257,224  $  256,567
                                                                              ============  ==========  ==========


(17) EARNINGS PER SHARE

                                                                                      1996        1995        1994
                                                                              -------------  ---------  ----------

Earnings Per Common and Common Equivalent Share                                      $1.02       $1.01        $.81
                                                                              =============  =========  ==========

Weighted Average Shares Outstanding                                              1,617,717   1,384,268   1,323,448
                                                                              =============  =========  ==========

Earnings per common share and common equivalent share was computed by dividing adjusted net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The number of common shares was increased by the number of shares issuable upon the exercise of warrants and stock options when the market price of the common stock exceeded the exercise price of the warrants or options. The increase in the number of common shares was reduced by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of the warrants or options.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SNB Bancshares, Inc. has decided to continue to follow Opinion 25 in accounting for its stock-based compensation awards. The effect of Statement 123 on net income and earnings per share is immaterial.

All share and per share data have been restated to reflect the 100 percent stock split effected in the form of a dividend on June 1, 1996 and the 20 percent stock split effected in the form of a dividend on March 20, 1995.


(18) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $2,227,189 as of December 31, 1996 and $2,544,857 as of December 31, 1995. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                          1996          1995
                     ------------   -----------

BALANCE, BEGINNING    $ 2,544,857   $ 2,700,614

  New Loans             1,840,377     5,221,080
  Repayments           (2,158,044)   (5,376,837)
                     ------------   -----------

BALANCE, ENDING       $ 2,227,190   $ 2,544,857
                     ============   ===========


(19) FINANCIAL INFORMATION OF SNB BANCSHARES, INC. (PARENT ONLY)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security National Bank in September 1994. The parent company's balance sheets as of December 31, 1996 and 1995 and the related statements of income and cash flows for the years then ended are as follows:


                                   SNB BANCSHARES, INC. (PARENT ONLY)
                                             BALANCE SHEETS
                                              DECEMBER 31


                                                 ASSETS

                                                                                   1996         1995
                                                                              -------------  -----------

Cash                                                                            $ 4,388,241   $   36,644
Accounts Receivable - Other                                                          31,118
Unamortized Organization Costs                                                       22,280       30,382
Investment in Subsidiary, at Equity                                              10,514,772    8,355,112
Income Tax Benefit                                                                    9,626        3,537
                                                                              -------------  -----------

TOTAL ASSETS                                                                    $14,966,037   $8,425,675
                                                                              =============  ===========


                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  State Income Tax Payable                                                      $    24,000  $         -
  Other                                                                               9,585            -
                                                                              -------------  -----------

                                                                                     33,585            -
                                                                              -------------  -----------

STOCKHOLDERS' EQUITY
  Common Stock, Par Value $1 a Share; Authorized
    5,000,000 Shares, Issued and Outstanding 1,654,852
    and 600,000 Shares, Respectively                                              1,654,852      600,000
  Paid-In Capital                                                                 9,312,662    4,500,000
  Retained Earnings                                                               3,948,855    3,301,531
  Net Unrealized Gain on Securities Available for
    Sale, Net of Tax                                                                 16,083       24,144
                                                                              -------------  -----------

TOTAL STOCKHOLDERS' EQUITY                                                       14,932,452    8,425,675
                                                                              -------------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $14,966,037   $8,425,675
                                                                              =============  ===========

                      SNB BANCSHARES, INC. (PARENT ONLY)
                             STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31


                                                                                    1996         1995
                                                                              -------------  -----------
INCOME
  Dividends from Subsidiary                                                     $   313,550   $  265,000
                                                                              -------------  -----------

EXPENSE
  Amortization of Organization Costs                                                  8,103        8,103
  Other                                                                              50,984       10,134
                                                                              -------------  -----------

                                                                                     59,087       18,237
                                                                              -------------  -----------

INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARY                                                            254,463      246,763

    Income Tax Benefit                                                               20,091        6,200
                                                                              -------------  -----------

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
  OF SUBSIDIARY                                                                     274,554      252,963

    Equity in Undistributed Earnings of Subsidiary                                1,367,720    1,137,832
                                                                              -------------  -----------

NET INCOME                                                                      $ 1,642,274   $1,390,795
                                                                              =============  ===========


                        SNB BANCSHARES, INC. (PARENT ONLY)
                             STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31

                                                            1996          1995
                                                      --------------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                            $ 1,642,274   $ 1,390,795
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Amortization                                            8,103         8,103
      Equity in Undistributed Earnings of Subsidiary     (1,367,720)   (1,137,832)
      Increase in Other                                      (3,624)       (2,299)
                                                      --------------  -----------

                                                            279,033       258,767
                                                      --------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Infusion in Subsidiary                           (800,000)            -
                                                      --------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends Paid                                           (313,550)     (240,000)
  Issuance of Common Stock                                5,186,114             -
                                                      --------------  -----------

                                                          4,872,564      (240,000)
                                                      --------------  -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                 4,351,597        18,767

CASH AND CASH EQUIVALENTS, BEGINNING                         36,644        17,877
                                                      --------------  -----------

CASH AND CASH EQUIVALENTS, ENDING                       $ 4,388,241   $    36,644
                                                      ==============  ===========


(20) STOCK SPLITS EFFECTED AS DIVIDENDS

On May 23, 1996, the board of directors approved a two-for-one stock split to be effected in the form of a dividend on June 1, 1996. On March 20, 1995, a 20 percent stock split was effected as a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock splits.

(21) FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

 CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

 INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

 LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

 DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

 STANDBY LETTERS OF CREDIT - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1996 are as follows:

                                                                1996                  1995
                                                      ----------------------  -----------------------
                                                        CARRYING  ESTIMATED   Carrying     Estimated
                                                         AMOUNT   FAIR VALUE   Amount      Fair Value
                                                      ----------------------  -----------------------
                                                                       (in Thousands)
ASSETS
  Cash and Short-Term Investments                       $ 10,468    $ 10,468   $ 5,632        $ 5,632
  Investment Securities Available for Sale                25,882      25,882    27,091         27,091
  Investment Securities Held to Maturity                   6,773       6,873     7,348          7,478
  Loans                                                   84,864      85,460    63,272         63,525

LIABILITIES
  Deposits                                               113,032     113,971    92,968         93,645
  Borrowed Money                                           4,140       4,195     4,674          4,729

UNRECOGNIZED FINANCIAL INSTRUMENTS
  Standby Letters of Credit                                  202         202       124            124
  Unfulfilled Loan Commitments                            13,215      13,215     9,606          9,606


Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(22) REGULATORY CAPITAL MATTERS

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1996, the Company meets all capital adequacy requirements to which it is subject and is classified as well
capitalized under the regulatory framework for prompt corrective action.   In
the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.


                                                                                                 TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                 FOR CAPITAL                  PROMPT CORRECTIVE
                                   ACTUAL                     ADEQUACY PURPOSES               ACTION PROVISIONS
                           ---------------------            --------------------            -------------------
                               AMOUNT     RATIO               AMOUNT      RATIO               AMOUNT    RATIO
                           ----------------------           --------------------            -------------------
AS OF DECEMBER 31, 1996

Total Capital
  to Risk-Weighted Assets    $15,776,000  17.48%            $7,220,000   8.00%              $9,025,000   10.00%
Tier I Capital
  to Risk-Weighted Assets     14,645,000  16.23              3,609,000   4.00                5,414,000    6.00
Tier I Capital
  to Average Assets           14,645,000  10.85              5,399,000   4.00                6,749,000    5.00


AS OF DECEMBER 31, 1995

Total Capital
  to Risk-Weighted Assets      9,297,000  13.03             5,708,000    8.00                7,135,000   10.00
Tier I Capital
  to Risk-Weighted Assets      8,402,000  11.77             2,855,000    4.00                4,283,000    6.00
Tier I Capital
  to Average Assets            8,402,000   8.01             4,196,000    4.00                5,245,000    5.00


(23) RECLASSIFICATIONS

Certain reclassifications have been made in the 1995 and 1994 financial statements to conform to the 1996 presentation.